SUB-ITEM 77E. LEGAL PROCEEDINGS
Since February 2004, Federated
 and related entities (collectively,
 "Federated") have been named as
defendants in several lawsuits that
 are now pending in the United States
District Court for the Western
District of Pennsylvania. These
lawsuits have been consolidated
into a single action alleging excessive
advisory fees involving one of the
Federated-sponsored mutual funds ("Funds").
       Federated and its counsel
have been defending this litigation.
 Additional lawsuits based upon
similar allegations may be filed in
the future. The potential impact of
these lawsuits, all of which seek
monetary damages, attorneys' fees
and expenses, and future potential
similar suits is uncertain. Although
we do not believe that these lawsuits
will have a material adverse effect
on the Funds, there can be no
assurance that these suits, ongoing
 adverse publicity and/or other
developments resulting from the
allegations in these matters will
 not result in increased redemptions,
or reduced sales, of shares of the
Funds or other adverse consequences
 for the Funds.

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